Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOB EVANS FARMS, INC.

FIRST: The name of the Corporation is Bob Evans Farms, Inc.

SECOND: The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000), all of which shares shall be Common Stock of One Cent ($.01) par value.

The number of authorized shares may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

FIFTH: The name and mailing address of the sole incorporator in 1985 is as follows:

NAME	MAILING ADDRESS

G. Robert Lucas II	41 South High Street, Columbus, Ohio 43215

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and address of the persons who shall serve as directors of the Corporation until the first annual meeting of stockholders in 1986, or until their successors are elected and qualified, shall be as follows: Daniel E. Evans, Robert L. Evans, Robert S. Wood, C. H. McKenzie, J. Tim Evans, Lawrence E. Carroll, Larry C. Corbin, Keith P. Bradbury and Daniel A. Fronk, all of 3776 South High Street, Columbus, Ohio 43207.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-Laws of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The provisions of this Article Tenth shall be applicable with respect to all Business Combinations.

(A) Except as otherwise expressly provided in paragraph (B) of this Article Tenth, each Business Combination shall require an affirmative Special Shareholder Vote. Such affirmative vote shall be in addition to any other affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

(B) The provisions of paragraph (A) of this Article Tenth shall not be applicable to any particular Business Combination and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of this Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange or otherwise, if all of the conditions specified in either of the following paragraphs (B)(1) or (B)(2) shall have been satisfied with respect to any such Business Combination.

(1) (a) The terms of such Business Combination shall provide for Fair Consideration to Shareholders; and

(b) A Proxy Statement describing the proposed Business Combination shall be mailed to all holders of Voting Stock at least 30 days prior to the consummation of such Business Combination, regardless of whether or not such Proxy Statement is required to be furnished to shareholders of the Corporation pursuant to the Exchange Act. The Proxy Statement shall set out, in a prominent place, any expression as to the advisability or inadvisability of such Business Combination that the Unrelated Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Unrelated Directors, the opinion of an investment banking firm selected by a majority of the Unrelated Directors, at a meeting at which an Unrelated Director Quorum is present, as to the fairness or lack of fairness of the terms of such Business Combination, from the financial point of view of the holders of the outstanding shares of capital stock of the Corporation other than the Acquirer and its Affiliates or Associates. Such investment banking firm shall be paid a reasonable fee for its services by the Corporation.

(2) A majority of the Unrelated Directors shall have approved such Business Combination and shall have determined, at a meeting at which an Unrelated Director Quorum is present, that the terms of the Business Combination are fair from the financial point of view of the holders of the outstanding shares of capital stock of the Corporation other than as to the Acquirer and its Affiliates and Associates. Such approval and determination may be made prior to or subsequent to the time that the Acquirer becomes an Acquirer.

(C) For the purposes of this Article Tenth, the following terms shall have the definitions specified in this paragraph (C).

(1) The term “Acquirer” shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

(a) Is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the Voting Stock;

(b) Is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of twenty percent (20%) or more of the Voting Stock; or

(c) Is at such time an assignee of or has otherwise succeeded to the beneficial ownership of the shares of Voting Stock that were at any time within the two-year period immediately prior to such time beneficially owned by any Acquirer, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (except for any transactions governed by Rule 144 of the Securities Act of 1933).

For the purposes of determining whether a person is an Acquirer pursuant to this paragraph (C)(1), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed to be beneficially owned through application of paragraph (C)(4) but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(2) The terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), as in effect at the date of the adoption of this Article Tenth (the term “registrant” in said Rule 12b-2 meaning the Corporation or the Acquirer, as the case may be).

(3) The term “Announcement Date” shall have the meaning specified in paragraph (C)(10)(a)(i) of this Article Tenth.

(4) A person shall be a “beneficial owner” and shall be deemed to have “beneficial ownership” of any Voting Stock:

(a) Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act;

(b) Which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(5) The term “Business Combination” shall mean any one or more of the following transactions:

(a) Any merger or consolidation of the Corporation or any Subsidiary with (i) any Acquirer or (ii) any other corporation (whether or not itself an Acquirer) which is or after such merger or consolidation would be an Affiliate or Associate of an Acquirer; or

(b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Acquirer, or any Affiliate or Associate of any Acquirer, involving any assets or securities of the Corporation, any subsidiary of any Acquirer, or any Affiliate or Associate of any Acquirer, having an aggregate Fair Market Value of $10,000,000 or more; or

(c) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed at any time after any person becomes and continues to be an Acquirer; or

(d) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Acquirer) that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Acquirer or any Affiliate or Associate of any Acquirer; or

(e) Any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (a) to (d) of this paragraph (C)(5).

(6) The term “Common Stock” shall mean those authorized and issued shares of capital stock of the Corporation referred to as common shares or Common Stock in Article Fourth of this Certificate of Incorporation.

(7) The term “Unrelated Director” means any member of the Board of Directors, while such person is a member of the Board of Directors of the Corporation (the “Board”), who is neither an Affiliate nor an Associate of the Acquirer (except solely by reason of such Director being a member of the Board) and was a member of the Board prior to the time that the Acquirer became an Acquirer, and any successor of an Unrelated Director, while such successor is a member of the Board, who is neither an Affiliate nor an Associate of the Acquirer (except solely by reason of such Director being a member of the Board), and is recommended or elected to succeed an Unrelated Director by a majority of the then Unrelated Directors, provided that such recommendation or election shall only be effective for the purposes of this paragraph (C)(7) if made at a meeting at which an Unrelated Director Quorum is present.

(8) The term “Unrelated Director Quorum” means at least sixty percent (60%) of the number of Unrelated Directors capable of exercising the powers conferred upon them under this Certificate of Incorporation or the By-Laws of the Corporation or by law, but, in any case, not less than three Unrelated Directors.

(9) The term “Exchange Act” shall have the meaning specified in paragraph (C)(2) of this Article Tenth.

(10) The term “Fair Consideration to Shareholders” shall, with respect to any particular Business Combination, mean that the terms of such Business Combination satisfy all of the following conditions of this paragraph (C)(10).

(a) The aggregate amount of cash and the Fair Market Value of consideration other than cash to be received per share by holders of Common Stock as of the date of the consummation of the Business Combination in such Business Combination shall be at least equal to the highest amount determined under the following clauses (i), (ii) and (iii) of this paragraph (C)(10)(a):

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and as adjusted for any stock dividends, stock splits or equivalent reclassifications to that effect) paid by or on behalf of the Acquirer for any share of Common Stock in connection with the acquisition by the Acquirer of beneficial ownership of such share (x) within the two- year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Acquirer, whichever is higher;

(ii) the Fair Market Value per share of the Common Stock on the Announcement Date or on the date on which the Acquirer became an Acquirer (as adjusted for any stock dividend, stock split or equivalent reclassification to that effect), whichever is higher; and

(iii) (if applicable) the price per share equal to the Fair Market Value per share of the Common Stock determined pursuant to clause (ii) of this paragraph (C)(10)(a) multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) as determined pursuant to clause (i) of this paragraph (C)(10)(a), to (y) the Fair Market Value per share of the Common Stock on the first day of the two-year period immediately prior to the Announcement Date on which the Acquirer acquired beneficial ownership of any share of Common Stock.

(b) The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Acquirer in connection with its direct or indirect acquisition of beneficial ownership of shares of Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for shares of Common Stock shall be either cash or the form used to acquire beneficial ownership of the highest number of shares of Common Stock previously acquired by the Acquirer.

(11) The term “Fair Market Value” means (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Unrelated Directors; and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Unrelated Directors; provided that any such determination by the Unrelated Directors shall only be effective if made at a meeting at which an Unrelated Director Quorum is present.

In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in conjunction with the term Fair Market Value in paragraph (C)(11) of this Article Tenth shall include the shares of Common Stock or the shares of any other class of Voting Stock retained by the holders of such shares.

(12) The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of beneficial ownership of Voting Stock of the Corporation.

(13) The term “Proxy Statement” means a proxy or information statement complying with the requirements of the Exchange Act and the rules and regulations thereunder, or any subsequent provisions replacing such Act, rules or regulations.

(14) The term “Special Shareholder Vote” shall mean (a) the affirmative vote of eighty percent (80%) of the votes entitled to be cast by all holders of Voting Stock, voting together as a class, and (b) the affirmative vote of sixty- seven percent (67%) of the votes entitled to be cast by all holders of Voting Stock other than the Acquirer and its Affiliates or Associates, voting together as a single class; provided, that, in the event that it is judicially determined that the requirement for the affirmative vote provided for in clause (b) of this paragraph (C)(14) is, for any reason, invalid under applicable law, then the term “Special Shareholder Vote” shall mean only the requirement for the affirmative vote provided for in clause (a) of this paragraph (C)(14). However, no Special Shareholder Vote will be effective for the purposes of this Article Tenth unless a Proxy Statement describing the Business Combination shall have been mailed to all holders of Voting Stock at least 30 days prior to the date fixed for the Special Shareholder Vote (regardless of whether or not such Proxy Statement is required to be furnished to the shareholders of the Corporation pursuant to the Exchange Act).

(15) The term “Subsidiary” or “Subsidiaries” shall mean any corporation or corporations of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Acquirer set forth in paragraph (C)(1), the term “Subsidiary” or “Subsidiaries” shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the Corporation.

(16) The term “Voting Stock” shall mean all of the shares of capital stock of the Corporation authorized to be issued from time to time under this Certificate of Incorporation and outstanding as of any particular time, which are generally entitled to vote with respect to the election of directors.

(D) A majority of the Unrelated Directors acting at a meeting at which an Unrelated Director Quorum is present shall have the power and duty to determine for the purposes of this Article Tenth on the basis of information known to them after reasonable inquiry, (1) whether a person is an Acquirer, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

(E) Nothing contained in this Article Tenth shall be construed to relieve any Acquirer from any fiduciary obligation imposed by law.

(F) The fact that any Business Combination complies with the provisions of paragraph B of this Article Tenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluation of or actions and responses taken with respect to such Business Combination.

ELEVENTH: No director or former director of this Company shall be personally liable to this Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, which deals with the paying of a dividend or the approving of a stock repurchase or redemption which is illegal under Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit.

TWELFTH: Notwithstanding any other provisions of the Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Certificate of Incorporation or the By-Laws of the Corporation), any Director or the entire Board of Directors of the Corporation may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose.

THIRTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the votes entitled to be cast by all holders of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles Tenth or Eleventh, provided, that this Article shall not apply to, and such eighty percent (80%) vote shall not be required for, (A) as to Article Tenth, any amendment, repeal or adoption unanimously recommended by the Board of Directors of the Corporation if all of such directors are persons who would be eligible to serve as Unrelated Directors within the meaning of paragraph (C)(7) of Article Tenth, and (B) as to Article Eleventh, any amendment, repeal or adoption unanimously recommended by the Board of Directors of the Corporation.